                                                                    EXHIBIT 99.1

                               [REDENVELOPE LOGO]

                                                              MEDIA CONTACT:
                                                              Astrid Stevenson
                                                              RedEnvelope, Inc.
                                                              415-371-9100 x293

                                                              INVESTOR CONTACT:
                                                              Jordan Goldstein
                                                              Financial Dynamics
                                                              415-439-4500



                       REDENVELOPE REPORTS FOURTH QUARTER
                        AND FULL YEAR FISCAL 2004 RESULTS

SAN FRANCISCO, CA (May 11, 2004) -- RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the fourth quarter and fiscal year 2004, ended March 28, 2004.

RedEnvelope reported total net revenues of $17.3 million for the quarter compared to $15.1 million in the fourth quarter of the prior fiscal year. Net loss was $(2.3) million, or $(0.27) per share, compared to a net loss of $(2.7) million, or $(7.99) per share in the fourth quarter of fiscal year 2003.

For the fiscal year, RedEnvelope reported total net revenues of $79.3 million compared to $70.0 million for the prior fiscal year. Net loss was $(5.1) million, or $(1.16) per share, compared to a net loss of $(7.7) million, or $(24.48) per share in the fiscal year 2003.

"The fourth quarter of fiscal year 2004 provided further evidence of our commitment to improved fulfillment execution and operating results. Net revenues grew 14.7% compared to the fourth quarter of fiscal year 2003. On an order basis, our net revenue per order increased to $74 from $67 compared to the fourth quarter of fiscal year 2003. In addition, our gross profit per order increased to $39 from $31 compared to the fourth quarter of fiscal year 2003. We sold more full priced merchandise compared to the same period last year which contributed to stronger per order metrics." said Alison May, RedEnvelope's President and Chief Executive Officer.

"Fulfillment was a priority for us in the fourth quarter and we continued to enhance processes at the fulfillment center. Product flow through the facility was improved," Ms. May added. "The changes we have made at the fulfillment center since the Holiday season have assisted us in expediting order turnaround time and improving the accuracy rate for personalization. We look forward to the installation of our new warehouse management solution, which we believe should provide further improvements in our ability to handle heavy order flow."

RedEnvelope, Inc.                                                         Page 2



"During the last fiscal year, our customers responded favorably to our assortment of unique gift items. Our focus on updating and expanding the assortment of products designed by our product development team has been an important component of our merchandise strategy. We are committed to increasing our selection of high-quality gifts for all occasions, and encouraged by the performance of our everyday gift categories, such as children's and men's accessories," she said.

RedEnvelope's balance sheet remains robust, with just over $25.4 million in cash and short-term investments as of the end of fiscal year 2004. In addition, RedEnvelope had zero debt at the end of the fiscal year.

Quarter-End Highlights

- Gross margins improved to 53.3% for the fourth quarter of fiscal year 2004 compared to 46.6% in the fourth quarter of fiscal year 2003.

- Based on internal quality control sampling, the Company processed orders on the peak business day of the Valentine's Day event with 99.9% accuracy.

- At the end of the fiscal year, RedEnvelope's customer file totaled approximately 1.8 million names. For the fourth quarter of fiscal year 2004, net revenues from existing customers represented approximately 51% of total net revenues. In the fourth fiscal quarter, RedEnvelope shipped approximately 234,000 orders.

- Jewelry remains the largest of the Company's 14 product categories, representing approximately 26% of total revenues for the quarter. The children's categories and men's and women's accessories are the fastest growing categories.

- Turnaround time for orders during and leading up to Valentine's Day was within 24 hours.

- The Company engaged Toth Brand Imaging to help develop strategies to increase awareness of the Company's brand and assist in expanding its marketing programs.

- The Company established a sourcing department to manage the expected increase in overseas sourcing.

Recent Highlights

- Based on internal quality control sampling, the Company processed orders during the Mother's Day event with 99.9% accuracy.

- The Company was able to offer one-day turnaround time for personalized orders during the Mother's Day event. Personalization was offered for select items for orders taken until 2:00 PM (ET) on Thursday, May 6 for delivery on Friday, May 7.

- Mother's Day is a slightly larger sales event than Valentine's Day, but this fulfillment performance was achieved with a smaller staff than the Company employed during the Valentine's Day event.

Business Outlook

RedEnvelope, Inc.                                                         Page 3



The following business outlook contains forward-looking statements describing management's current expectations for future periods. The matters discussed in these forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed or referred to in the cautionary note below. Similarly, the forward-looking guidance provided in this press release is based on limited information available to RedEnvelope at this time, which is subject to change. As a result of these uncertainties and information limits, actual results in the future may differ materially from management's current expectations. Although management's expectations may change after the date of this release, RedEnvelope undertakes no obligation to revise or update the guidance below. The lack of any revision or update is not meant to imply continued affirmation of the guidance below.

"Our foremost goal is to establish RedEnvelope as the gift-giving authority," Ms. May said. "To accomplish this, we are making several key investments in our business. First, we are refining our marketing programs, and broadening our advertising reach. We plan to direct significant resources toward wider outreach to increase our customer base and drive more shoppers to our web site for their gift giving needs. Second, we are continuing to emphasize new product development. Our merchandise assortment has been strong, and we believe that investing in this strength will keep us a leader in upscale, modern and unique gifts. And third, as we have said before, we plan to continue to invest in infrastructure improvements at the fulfillment center to meet our goal of exceeding customer expectations for delivery and presentation of gifts."

"We believe that the investments we are making in marketing and product development should demonstrate results in the third and fourth quarters of fiscal year 2005," Ms. May continued. "Consequently, we currently anticipate that our growth will be higher in the second half of fiscal year 2005 than in the first half. We continue to believe that these investments are essential to establishing RedEnvelope as the gift-giving authority."

Currently, RedEnvelope anticipates its net revenues for the fiscal year 2005 will be approximately $93 million to $96 million. Net loss for the fiscal year 2005 is currently anticipated to be between $(3.5) million and $(2.5) million.

In addition, RedEnvelope currently anticipates capital expenditures for the fiscal year 2005 will be approximately $3.5 million to $4.0 million. Depreciation expense for fiscal year 2005 is currently anticipated to be approximately $2.8 million.

Webcast of Management Presentation

RedEnvelope, Inc. will make a presentation regarding these results and the Company's business outlook over the Internet at 2:00 p.m. (PT) / 5:00 p.m. (ET) today. To listen, please log on to www.RedEnvelope.com, go to "About RedEnvelope," and follow the link entitled "May 11, 2004 Management
Presentation: Fourth-Quarter Results" that will be posted on that page. After the webcast, interested parties may access a replay through the same link. The replay of the webcast will remain available on our website for twelve months.

To access an electronic copy of this press release, please visit Investor Relations under the "About Us" tab at www.RedEnvelope.com.
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RedEnvelope, Inc.                                                         Page 4



RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.

Business Risks

This press release contains forward-looking statements that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: marketing and advertising programs and related expenditures may not cause anticipated increases in sales; delays in introducing new products, competition relating to new or existing products or failure of the market to accept these products; customers deciding not to return to shop at RedEnvelope because of dissatisfaction with the shopping experience during the 2003 holiday season; planned fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; any decrease in shipping and handling revenues arising out of a recent change to our shipping and handling rate policy that is not offset by increases in net revenues; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; difficulties encountered in, or increased costs of, fulfillment; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; changes in key management personnel; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Prospectus dated September 24, 2003, and our Report on Form 10-Q for the period ended December 28, 2003, including, without limitation, those discussed under the captions, "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Factors That May Affect Future Operating Results," both of which documents are on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                                 (Tables Follow)

RedEnvelope, Inc.                                                         Page 5

                                REDENVELOPE, INC.
                     CONDENSED STATEMENT OF OPERATIONS DATA
                                  (UNAUDITED)


                                                  THIRTEEN WEEKS ENDED            FIFTY-TWO WEEKS ENDED
                                                  --------------------            ---------------------
                                               MARCH 28,        MARCH 30,        MARCH 28,        MARCH 30,
                                                 2004             2003             2004             2003
                                                 ----             ----             ----             ----
                                                         (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Net revenues                                   $ 17,336         $ 15,116         $ 79,308         $ 70,059
Cost of sales                                     8,098            8,067           39,594           36,577
                                               --------         --------         --------         --------
    Gross profit                                  9,238            7,049           39,714           33,482
Operating expenses:
    Fulfillment                                   2,760            2,497           12,206           10,769
    Marketing                                     3,820            3,174           16,680           15,280
    General and administrative                    4,934            3,927           15,677           14,598
                                               --------         --------         --------         --------
       Total operating expenses                  11,514            9,598           44,563           40,647
Loss from operations                             (2,276)          (2,549)          (4,849)          (7,165)
Interest income                                      95               22              170              160
Interest expense                                    (80)            (126)            (449)            (706)
                                               --------         --------         --------         --------
Net loss                                       $ (2,261)        $ (2,653)        $ (5,128)        $ (7,711)
                                               ========         ========         ========         ========
Net loss per share -- basic and diluted        $  (0.27)        $  (7.99)        $  (1.16)        $ (24.48)
Weighted average shares
  outstanding -- basic and diluted                8,523              332            4,422              315

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RedEnvelope, Inc.                                                         Page 6

                                REDENVELOPE, INC.
                          CONDENSED BALANCE SHEET DATA
                                  (UNAUDITED)

                                                    MARCH 28,         MARCH 30,
                                                      2004              2003
                                                      ----              ----
Assets
Current assets:
 Cash and cash equivalents                         $  18,459         $   4,997
 Short-term investments                                6,971                --
 Accounts receivable, net                              1,055               286
 Inventory                                             9,609             9,716
 Prepaid advertising, other current assets
  and restricted cash                                  1,987             2,099
                                                   ---------         ---------
    Total current assets                              38,081            17,098
Property and equipment, net                            4,746             4,462
Other assets                                           2,349               566
                                                   ---------         ---------
    Total assets                                   $  45,176         $  22,126
                                                   =========         =========
 Liabilities, Mandatorily Redeemable
   Convertible Preferred Stock and
   Stockholders' Equity (Deficit)
Current liabilities:
 Accounts payable and accrued expenses             $   9,847         $   8,123
 Short-term loan                                          --             1,123
 Capital lease obligations, current                      596               673
                                                   ---------         ---------
    Total current liabilities                         10,443             9,919
Capital lease obligations, long-term                     816             1,102
                                                   ---------         ---------
    Total liabilities                                 11,259            11,021
                                                   ---------         ---------
Commitments and contingencies
Mandatorily redeemable convertible
   preferred stock                                        --            82,556
Stockholders' equity (deficit):
 Series A preferred stock                                 --               953
 Common stock                                             86                 4
 Additional paid-in capital                          112,728             1,322
 Deferred compensation                                  (197)             (162)
 Notes receivable from stockholders                      (44)              (44)
 Accumulated equity (deficit)                        (78,654)          (73,524)
 Accumulated other comprehensive income                   (2)               --
                                                   ---------         ---------
    Total stockholders' equity (deficit)              33,917           (71,451)
                                                   ---------         ---------
    Total liabilities, mandatorily
     redeemable convertible preferred stock
     and stockholders' equity (deficit)            $  45,176         $  22,126
                                                   =========         =========